Exhibit No. 11

                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)

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                                            Three Mos Ended    Nine Mos Ended
                                           Feb. 29, Feb. 28, Feb. 29,  Feb. 28,
                                             1996     1995     1996      1995
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PRIMARY
  Average shares outstanding                 4,845    4,703    4,817     4,677
  Net effect of dilutive stock options
    based on the modified treasury stock
    method using the average market price       21      101       30       130
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    TOTAL                                    4,866    4,804    4,847     4,807
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  Net income                                  $ 79     $376   $1,973    $2,174
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  Net income per share                        $.02     $.08   $  .41    $  .45
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